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                                                                  EXHIBIT 23(a)




INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 33-62193 on Form S-1, of our report dated March 1, 1996 accompanying the financial statements and financial statement schedule of Glenbrook Life and Annuity Company, appearing in the Prospectus, and our report dated March 1, 1996 accompanying the financial statements of Glenbrook Life and Annuity Company Separate Account A, which is incorporated by reference in the Prospectus of Glenbrook Life and Annuity Company Separate Account A of Glenbrook Life and Annuity Company, and to the reference to us under the heading "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 21, 1996